CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated January 30, 2012, on the financial statements of Roosevelt Multi-Cap Fund, a series of the Unified Series Trust, as of November 30, 201 1, and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Roosevelt Multi-Cap Fund's Registration Statement on Form N-1 A.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

October 15,2012

Registered with the Public Company Accounting Oversight Board